EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Columbia Bancorp:

We consent to the incorporation by reference in the registration statement (No. 333-112803) on Form S-8 of Columbia Bancorp of our report dated March 5, 2004, relating to the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Columbia Bancorp.

KPMG LLP

Baltimore, Maryland

March 10, 2004